Exhibit 4.9

June __, 2024

Name of Lender

Address

City/State/ZIP

Re:	Letter Agreement Addendum

Dear ______________:

Reference is hereby made to each of the following agreements entered into by and between Nuvo Group Ltd. and you, all of which were dated ________, and in the case of the Convertible Note (as defined below) subsequently amended on ____________: that certain (i) bridge round convertible promissory note, as amended (“Convertible Note”), (ii) bridge round warrant (“Warrant”), and (iii) bridge round Advisory Services Agreement (“Advisory Agreement”) (collectively, the “Transaction Documents”). For purposes of this binding letter agreement (the “Letter Agreement”), Nuvo Group Ltd. is hereinafter referred to as the “Company”, Holdco Nuvo Group D.G Ltd. Is hereinafter referred to as “Holdco” and you are hereinafter referred to as the “Holder”. Capitalized terms under this Letter Agreement which are not defined shall have the meanings attributed to them under the respective Transaction Document(s).

The purpose of this Letter Agreement is to memorialize those amendments mutually agreed by the Company and Holder in respect of the Convertible Note and Warrant. The amendments to the Transaction Documents set forth in this Letter Agreement are contingent upon, and shall be effective concurrently with, the consummation of the proposed equity offering (the “Amendment Effective Date”) of Holdco pursuant to the Registration Statement on Form F-1 (File No. 333-279737), filed with the U.S. Securities and Exchange Commission originally on May 24, 2024. In consideration of the foregoing and the promises and covenants set forth in this Letter Agreement, each of the Company and Holder hereby agrees as follows:

1. The Maturity Date under the Convertible Note is hereby deleted in its entirety and replaced with the following: “Maturity Date” means the Amendment Effective Date (as defined below), and concurrently with the consummation of the proposed equity offering of Holdco pursuant to the Registration Statement on Form F-1 (File No. 333-279737), filed with the U.S. Securities and Exchange Commission originally on May 24, 2024 (the “Proposed Public Follow-on Offering”), Holdco shall register in the name of, and issue to, the Holder the Conversion Shares (which Conversion Shares shall represent, for avoidance of doubt, the principal amount of the Convertible Note and all accrued and unpaid interest on such Convertible Note, up to and including the Amendment Effective Date). For the avoidance of doubt, (i) the issuance of such Conversion Shares shall satisfy in full the Company’s payment obligation to the Holder under the Convertible Note and (ii) the Conversion Shares, upon issuance, shall not be registered under the U.S. Securities Act of 1933, as amended, but shall remain entitled to the resale registration rights set forth below, which include, the proposed registration of such shares for resale pursuant to the Company’s Registration Statement on Form F-1 (File No. 333-280615), filed with the SEC on June 28, 2024.

2. All references to “IPO”, “De-Spac Transaction” and “Qualified Financing” under the Convertible Note are hereby deleted in their entirety.

3. The Convertible Note shall include the following definitions: ““Amendment Effective Date,” “Transfer,” “Locked-Up Shares,” “Lock-Up Period,” “LAMF,” SPAC Sponsor” and “Permitted Transferees” each of which has the meaning ascribed to such term in Section 6(b).

4. All references to “ordinary shares” of the Company shall refer to the ordinary shares of Holdco, no par value.

5. The reference in Section 5(a) of the Convertible Note to a price per Conversion Share of $7.0265 is hereby replaced with a price per Conversion Share of $[●]1.

6. Section 6(b) of the Convertible Note is hereby deleted in its entirety and replaced with the following: “The Conversion Shares and the ordinary shares issuable upon exercise of the warrants issued in connection with the Advisory Agreement as described in Section 4, will be entitled to customary resale registration rights. The Conversion Shares and any ordinary shares issuable upon exercise of such warrants (together, the “Locked-Up Shares”) shall be subject to a restriction on transfer (howsoever characterized, including, without limitation, any sale, offer to sell, contract or agreement to sell, hypothecate, pledge, assign, grant of any option) for a period of 180 days (the “Lock -Up Period”) following the date of the consummation of the proposed equity offering of Holdco pursuant to the Registration Statement on Form F-1 (File No. 333-279737) (the “Amendment Effective Date”). Each holder of Locked-Up Shares and its Permitted Transferees (as defined below) may transfer any Locked-up Shares during the Lock-up Period (A) (1) Holdco’s or the Company’s, former or existing officers or directors, (2) to any affiliates (as that term is defined in Rule 144 under the U.S. Securities Act of 1933, as amended) or family members of the Holdco’s or the Company’s former or existing officers or directors2;3 [(B) by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) by virtue of laws of descent and distribution upon death of the individual; (D) pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement;] (B) to a nominee or custodian of a person to whom a transfer would be permitted under clause (A) above; (C) to the Holdco; (D) in connection with any order; or (E) to Holdco in connection with the repurchase of such shareholder’s shares in connection with the termination of such Shareholder’s employment with Holdco (collectively, the “Permitted Transferees”); provided, however, that in the case of the foregoing clauses (A) through (B) the transferee must enter into a written agreement with the Holdco prior to the effectiveness of such transfer.”

7. Sections 14(a) is hereby deleted in its entirety [and, upon execution of this Letter Agreement, the duties of the Company and Holdco pursuant to the “most-favored nation” provisions set forth in Sections 16 and 17 of the Convertible Note are hereby waived by the Holder with respect to any amendments to Holdco’s convertible promissory notes entered into by Additional Holders in connection with the Proposed Public Follow-on Offering]4.

1	[NTD: Insert negotiated conversion price.]
2	[NTD: Insert if Holder is an entity: [, or (3) to any direct or indirect partners, members or equityholders of any of the Holder, any affiliates of the Holder or any related investment funds or vehicles controlled or managed by any the Holder or its affiliates (including, for the avoidance of doubt, if the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership)]
3	[NTD: Insert if Holder is an individual: [(B) by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) by virtue of laws of descent and distribution upon death of the individual; (D) pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement;]
4	[NTD: Include for waiver of MFN.]

8. Exhibit A of the Warrant is hereby deleted in its entirety and replaced with the following:

(i)	Company hereby grants to Holder a warrant to acquire ordinary shares of Holdco, no par value, equal to [●] times the principal amount of the Note divided by the price per share of $7.3087 to give effect to the Equity Exchange Ratio as defined in the Business Combination Agreement, dated August 17, 2023, by and among the Company, Holdco, LAMF Global Ventures Corp. I’s, a Cayman Islands exempted company, and the other parties thereto;

(ii)	The Warrant will be exercisable any time after its issuance and will expire (if not earlier expired in accordance with the terms in this Warrant) on the 3-year anniversary of the Effective Date (the “Warrant Period”).

9. Except as specifically and expressly modified by the provisions of this Letter Agreement, all of the terms of the Transaction Documents shall remain in full force and effect and unmodified. Without limiting the generality of the foregoing, the Company hereby acknowledges that interest will accrue at the Interest Rate set forth in the Convertible Note until such time as the Convertible Note is paid in full or otherwise converted as provided under the Convertible Note. Any inconsistencies between the provisions of this Letter Agreement and the Convertible Note and/or the Warrant shall be governed by this Letter Agreement.

10. This Letter Agreement, and all matters arising directly and indirectly herefrom (the “Covered Matters”), shall be governed in all respects by the laws of the State of Israel as such laws are applied to agreements between parties in the State of Israel. The Company and Holder irrevocably submit to the personal jurisdiction of the courts of Tel Aviv/Jaffa for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process on the Company in connection with any such suit, action or proceeding may be served on the Company anywhere in the world by the same methods as are specified for the giving of notices under this Note. The Company irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11. This Letter Agreement may be signed in two or more counterparts by digital signature, which shall be deemed valid as if original signatures for all purposes.

12. Each of the Holder and the Company hereby reaffirm and remake all of their representations, warranties, covenants, duties, obligations and liabilities contained in the Convertible Note, as amended hereby, and Holdco hereby makes the representations and warranties, and undertakes the duties, obligations and liabilities contained in the Transaction Documents in the same manner as the Company as if Holdco was originally party thereto. Each of the Company and the Holder hereby acknowledge and agree that Holdco hereby is joined as a party to each of the Transaction Documents as if Holdco was an original party thereto.

[Signature Page Follows]

The parties hereto have executed this Letter Agreement as of the date set forth above.

[HOLDER]

By:
Name:
Title:

NUVO GROUP LTD.

By:
Name:	Rice Powell
Title:	Chief Executive Officer

Holdco Nuvo Group D.G Ltd.

By:
Name:	Rice Powell
Title:	Chief Executive Officer

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